Exhibit 99.1
BELL INDUSTRIES COMPLETES ACQUISITION OF SKYTEL
— SkyTel Expected to Nearly Double Bell’s Annual Revenues —
— Issues $10 Million Convertible Note and Enters into $30 Million Credit Facility —
—Appoints New Director —
     Indianapolis, IN– February 1, 2007 – Bell Industries, Inc. (AMEX:BI) today announced it has completed the acquisition of substantially all of the assets of SkyTel Corp., an indirect subsidiary of Verizon Communications Inc., for a total purchase price of $23 million. The transaction is expected to be immediately accretive.
     SkyTel is a leading provider of wireless messaging services and support, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging to Fortune 1000 and government customers throughout the United States. SkyTel employs approximately 375 people and generated revenues in excess of $100 million in 2006. SkyTel is headquartered in Clinton, Mississippi and was founded in 1988.
     Bell Industries funded the transaction through borrowings on a new $30 million credit facility with Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC), and the issuance of a $10 million convertible subordinated note to Newcastle Partners, L.P.
     “SkyTel has a long and proud history of innovation and market leadership in wireless solutions. We welcome SkyTel’s team to the Bell family.” said John Fellows, president and chief executive officer of Bell Industries. “We believe that SkyTel’s strategic customer relationships and advanced technologies, when coupled with Bell’s capabilities, will deliver greater value to customers. Additionally, our new credit facility will allow Bell to support growth objectives across all its existing businesses, including the launch of a number of strategic initiatives within SkyTel. We are also pleased to announce the increased financial commitment of Newcastle Partners, who has been a long-term investor in Bell, having made its first investment in the company in 1999.”
     “Our Wells Fargo Foothill agreement is a five year asset-based facility that provides for borrowings up to $30 million. The $10 million convertible subordinated note issued to Newcastle Partners has a ten year term, bears interest at 8% and has a conversion price of $3.81 per share, which represents a 10% premium to the trailing 90-day average share price. The issuance of the convertible subordinated note and the signing of the Wells Fargo Foothill credit facility have significantly expanded Bell’s financial resources, facilitating
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Bell Industries, Inc.
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consummation of the SkyTel transaction and future strategic initiatives,” said Kevin Thimjon, chief financial officer.
     In connection with the additional investment by Newcastle Partners, Clinton J. Coleman has been appointed as a member of Bell’s board of directors. Mr. Coleman is a Vice President of Newcastle Capital Management, L.P., the general partner of Newcastle Partners.
     Manatt, Phelps & Phillips, LLP represented Bell Industries in connection with the acquisition. Verizon was represented by Weil, Gotshal & Manges LLP, and Daniels & Associates served as financial advisor to the Seller in the transaction.
About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. SkyTel provides nationwide wireless services and support, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. The Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, the successful integration of SkyTel with Bell Industries and management’s ability to fuel growth for the new division, are based upon our current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
CONTACT:

Bell Industries, Inc.	PondelWilkinson Inc.
Kevin Thimjon	Roger Pondel/Angie Yang
317-704-6000	310-279-5980